EMPLOYMENT AGREEMENT

William C. Erbey

THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into by and between Altisource Asset Management Corporation ("Company" or "Employer"), and William C. Erbey ("Employee") as of the date of full execution hereof ("Effective Date").

WHEREAS, the Employer desires to employ the Employee as Chief Executive Officer and the Employee desires to serve in such capacity.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, Employer and the Employee hereby agree as follows:

1. Employment.

(a) Term. The term of this Agreement shall begin on the Effective Date and shall continue until the termination of the Employee's employment (the "Term").

(b) Duties. During the Term, the Employee shall serve as Chief Executive Officer of the Company, with duties, responsibilities and authority commensurate therewith, and shall report to the Company's Board of Directors (the "Board"). During the Term, the Employee shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to the Employee by the Board.

(c) Best Efforts. During the Term, the Employee shall devote his best efforts, time and attention to promote the business and affairs of the Employer and its affiliated entities, and shall be engaged in other business activities only to the extent that such activities do not materially interfere or conflict with the Employee's obligations to the Employer and its affiliated entities hereunder, including, without limitation, obligations pursuant to Section 14 below.

(d) Principal Place of Employment. The Employee understands and agrees that his principal place of employment will be at the Employer's office in Christiansted, USVI 00820 and that the Employee will be required to travel for business activities related to Company in the course of performing his duties for the Employer.

2. Compensation. During the Term, the Employer shall pay the Employee a base salary ("Base Salary"), at the annual rate of $50,000.00, which shall be paid in installments in accordance with the Employer's normal payroll practices. The Employee's Base Salary shall be reviewed annually by the Board pursuant to the normal performance review policies for senior executives and may be adjusted from time to time as recommended by the Compensation Committee of the Board deems appropriate.

3. Retirement and Welfare Benefits. During the Term, the Employee shall be eligible to participate in any health, life insurance, long-term disability, retirement and welfare benefit plans and programs sponsored by the Employer, in each case as may be generally available to senior executives of the Employer, pursuant and subject to the plans' and programs' respective terms and conditions as in effect from time to time. Nothing in this Agreement shall preclude the Employer from terminating or amending any employee benefit plan or program from time to time after the Effective Date.

4. Vacation. During the Term, the Employee shall be entitled to at least five (5) weeks of vacation (i.e., twenty-five (25) paid vacation days) each year and holiday and sick leave at levels commensurate with those provided to other senior executives of the Company, in accordance with the Employer's vacation, holiday and other pay-for-time-not-worked policies.

5. Business and Other Expenses. The Employer shall reimburse the Employee for all necessary and reasonable travel and other business expenses incurred by the Employee in the performance of his duties hereunder in accordance with such policies and procedures as the Employer may adopt generally from time to time for executives.

6. Termination Without Cause; Resignation for Good Reason. The Employer may terminate the Employee's employment at any time without Cause, as defined herein. The Employee may initiate a termination of employment by resigning for Good Reason. Upon termination by the Employer without Cause or resignation by the Employee for Good Reason, the Employee shall be entitled to receive any accrued but unpaid Base Salary and business or other expenses incurred up to the date of termination and reimbursable pursuant to Section 5, and any benefits accrued and due under any applicable benefit plans and programs of the Employer ("Accrued Obligations"), with such Accrued Obligations paid regardless of whether the Employee executes or revokes a written Agreement and Release (as defined below). In addition, in the event that the Employee is terminated without Cause by the Employer or resigns for Good Reason, the Employer shall deliver to the Employee within five (5) days of such termination or resignation an Agreement and Release and in consideration for the Employee's compliance with the undertakings and other provisions set forth in Section 14 of this Agreement, if the Employee executes and delivers to the Company the Agreement and Release within fifty (50) days of the Employee's termination of employment, and does not revoke such Agreement and Release such that it becomes effective by its terms prior to the sixtieth (60th) day following the Employee's termination of employment, the Employee shall be entitled to receive, in lieu of any payments under any severance plan or program for employees or executives, the following (collectively, the "Separation Pay and Benefits"):

(a) a cash payment equal to one-half (0.5) times the Employee's annual Base Salary as in effect on the termination date, payable in a lump sum within sixty (60) days following the Employee's termination date; and

(b) reimbursement in cash equal to 100% of the COBRA premiums incurred by the Employee for the Employee and his eligible dependents under the Employer's health plans during the six (6) month period following the Employee's termination of employment. To the extent required by law, reimbursement payments pursuant to this Section 6(b) shall be treated as taxable compensation to the Employee.

7. Cause. The Employer may terminate the Employee's employment at any time for Cause upon written notice to the Employee, in which event all payments under this Agreement shall cease, except for any Accrued Obligations, and Employer shall have no additional obligations to the Employee.

8. Voluntary Resignation Without Good Reason. The Employee may voluntarily terminate employment without Good Reason upon written notice to the Company. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Employee shall be entitled to any Accrued Obligations. In the event the Employee provides advance notice of any such termination by the Employee without Good Reason, the Employer may, in its discretion, accelerate the effective date of such termination or relieve the Employee of the Employee's duties or responsibilities (in whole or in part) and any such acceleration or relief of duties shall not constitute a termination by the Company or be treated as a termination by the Company without Cause, shall not constitute grounds or circumstances for the Employee to assert or terminate the Employee's employment for Good Reason, and shall not entitle or render the Employee eligible for the Separation Pay and Benefits.

9. Disability. If the Employee incurs a Disability during the Term, the Employer may terminate the Employee's employment on or after the date of Disability. If the Employee's employment terminates on account of Disability, the Employee shall be entitled to receive any Accrued Obligations and employment termination on account of Disability shall be considered a resignation for Good Reason, triggering the Separation Pay and Benefits pursuant to Section 6 subject to the Employee's timely execution, delivery and non-revocation of the Agreement and Release. For purposes of this Agreement, the term "Disability" shall mean the Employee is eligible to receive long-term disability benefits under the Employer's long-term disability plan or, if the Employer does not have a long-term disability plan, the Employee is unable to perform the essential functions of his job, with or without any reasonable accommodation required by applicable law, for 120 days in any 180-day period.

10. Death. If the. If the Employee dies during the Term, the Employee's employment shall terminate on the date of death and the Employer shall pay to the Employee's executor, legal representative, administrator or designated

beneficiary, as applicable, any Accrued Obligations. Otherwise, the Employer shall have no further liability or obligation under this Agreement to the Employee's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Employee. For the avoidance of doubt, in the event of such termination, the Employee shall not be eligible to receive the Separation Pay and Benefits pursuant to Section 6.

11. Resignation of Positions. Effective as of the date of any termination of employment, the Employee will be deemed to have resigned from all Company-related positions, including as an officer and director of the Company.

12. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) "Cause" shall be determined by the Board in good faith, and shall mean the Employee's (1) material breach of this Agreement, particularly and including, but not limited to, any such breach of the confidentiality, non-solicitation, or noncompetition and inventions assignment provisions of the Agreement; (2) willful or grossly negligent conduct (including, but not limited to, fraud or embezzlement) in connection with his employment, which conduct in the reasonable determination of the Board has had or will have a material detrimental effect on the Employer's business; (3) commission of an act of dishonesty, fraud, embezzlement or theft; (4) engagement in conduct that causes, or is likely to cause, material damage to the property, business or reputation of the Employer; (5) refusal or failure to perform the material duties of the Employee's position (other than by reason of Disability) after receipt of a written warning from the Board; (6) commission or conviction of, or plea of guilty or nolo contendere to, (x) a felony, or (y) any crime involving fraud, deceit or moral turpitude; or (7) failure to materially comply with the Employer's code of conduct or employment policies (including, but not limited to, any policy regarding equal employment opportunity, discrimination, sexual or other form of harassment, or retaliation).

(b) "Agreement and Release" shall mean a separation agreement and general release of any and all claims against the Employer and all related entities, persons and parties with respect to all matters arising out of the Employee's employment by the Employer, and the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Employer under which the Employee has accrued and is due a benefit), in the form provided by the Company.

(c) "Good Reason" shall mean the occurrence of any of the following, in each case during the Term without the Employee's written consent:

(i) any material reduction in the Employee's Base Salary, except as part of an across-the-board reduction in Base Salary of the Employer's senior officers of no more than twenty percent (20%); or

(ii) any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Employee and the Employer; or

(iii) any requirement that Employee relocate more than 50 miles from Christiansted, USVI, without the Employee's consent; or

(iv) the Employer's failure to obtain an agreement from any successor to Employer to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform if no succession had taken place, except where such assumption occurs by operation of law.

The Employee cannot terminate employment for Good Reason unless the Employee (x) has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) business days of the initial existence and Employee's knowledge of such grounds, (y) the Company has had at least thirty (30) business days from the date on which such notice is provided to cure such circumstances and has

failed to cure such circumstances, and (z) if not cured by the Company, the Employee terminates the Employee's employment within 30 days after the end of the 30-day cure period. If the Company cures the circumstances constituting Good Reason prior the end of the 30-day cure period, then Good Reason shall be deemed not to have occurred.

13. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and regulations and other applicable guidance thereunder (together, "Section 409A"), or to qualify for an exemption thereto. Payment under this Agreement that are subject to Section 409A may only be made upon an event or events and in a manner permitted by Section 409A. Severance benefits under this Agreement are intended to be exempt from Section 409A to the maximum extent applicable.

14. Restrictive Covenants. In consideration of the premises and of the mutual covenants and agreements herein set forth, including without limitation Employee's employment and compensation hereunder and the Employer's provision to the Employee of access to the Employer's business goodwill and Proprietary Information (as defined below):

(a) Non-competition. The Employee agrees that during the Employee's employment with the Company and the twelve (12) month period following the date on which the Employee's employment terminates for Cause or without Good Reason, the Employee will not, without the Board's express written consent, engage (directly or indirectly) in any Competitive Business in the United States. The term "Competitive Business" means the purchase, sale, origination or servicing of short-term construction loans. The Employee understands and agrees that, given the nature of the business of the Company and the Employee's position with the Company, the foregoing geographic scope is reasonable and appropriate.

(b) Non-solicitation of Company Personnel. The Employee agrees that during the twelve (12) month period following the date on which the Employee's employment terminates for any reason (the "Restriction Period"), the Employee will not, either directly or through others, hire or attempt to hire any employee of the Company, or solicit or attempt to solicit any such person to terminate his or her employment by the Company unless more than twelve (12) months shall have elapsed between the last day of such person's employment or service with the Company and the first day of such solicitation or hiring or attempt to solicit or hire.

(c) Non-solicitation of Clients and Customers. The Employee agrees that during the Restriction Period, the Employee will not, either directly or through others, accept solicit, divert or appropriate, or attempt to accept, solicit, divert or appropriate, any client or customer or actively sought prospective client or customer of the Company for the purpose of engaging in any Competitive Business.

(d) Proprietary Information. At all times, the Employee will hold in strictest confidence aud will not disclose or use any of the Proprietary Information (defined below) of the Company, except as such disclosure or use may he required in connection with the Employee's work for the Company or as described in Section 14(e) below, or unless the Company expressly authorizes such disclosure in writing. "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and its shareholders, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship. However, Proprietary Information shall not include any information which (1) is generally known to the public or to the industry on the Effective Date; (2) becomes generally known to the public or in the relevant industry through no fault on Employee; or (3) was already known to Employee, lawfully and not in violation of any third party's obligation of confidentiality, prior to or independently from Employee's employment by Company. In the event of subpoena or other litigation which arises after the termination of this Agreement, Employee may disclose any Proprietary Information as required by law; provided, however, that Employee will provide Company with reasonable advance notice of such disclsoure.

(e) Reports to Government Entities. Nothing in this Agreement shall prohibit or restrict the Employee from initiating communications directly with, responding to any inquiry from, providing testimony before, providing

confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state, territorial or local regulatory authority (collectively, the "Regulators"), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.

(f) Return of Company Property and Post-Termination Cooperation. Upon termination of the Employee's employment with the Employer for any reason, and at any earlier time Employer requests, the Employee will deliver to the person designated by the Employer all originals and copies of all documents and property of the Employer that is in the Employee's possession or under the Employee's control or to which the Employee may have access. Following any termination of Employee's employment for any reason, Employee will reasonably cooperate with Company to assist with existing or future investigations, proceedings, litigation, depositions, subpoenas, or examination involving the Company. Company will reimburse Employee for reasonable out-of-pocket travel, lodging and other incidental expenses Employee incurs in providing such assistance. If travel is requested by the Company, Employee shall make reasonable good faith efforts to travel to such locations as the Company may reasonably request.

(g) Non-Disparagement. The Employee covenants and agrees that, except as set forth in Section 14(e) above, during the Term, and following termination of the Term, the Employee shall not make any disparaging remarks or communications, written or oral, regarding the Employer or its services, products, brands, trademarks, directors, officers, employees, consultants, advisors, licensors, licensees, customers, vendors or others with which it has a business relationship. The Employer covenants and agrees that during the Term, and following termination of the Term, the Employer shall not authorize any person to make to any person who is not an officer, employee, consultant, advisor or affiliate of the Company, any disparaging remarks or communications, written or oral, regarding the Employee.

15. Legal and Equitable Remedies; Arbitration.

(a) Because the Employee's services are personal and unique and the Employee has had and will continue to have access to and has become and will continue to become acquainted with the Proprietary Information of the Company and its affiliates, and because any breach by the Employee of any of the restrictive covenants contained in Section 14 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 14 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 14. The Employee agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Employee will not assert or contend that any of the provisions of Section 14 are unreasonable or otherwise unenforceable.

(b) Except as otherwise set forth in this Agreement in connection with equitable remedies, any dispute, claim or controversy arising out of or relating to this Agreement or the Employee's employment with the Company (collectively, "Disputes"), including, without limitation, any dispute, claim or controversy concerning the validity, enforceability, breach or termination of this Agreement, if not resolved by the parties, shall be finally settled by arbitration in accordance with the then-prevailing Employment Arbitration Rules and Procedures of the American Arbitration Association ("AAA"), as modified herein ("Rules"). Further, the Employee hereby waives any right to bring on behalf of persons other than the Employee, or to otherwise participate with other persons in, any class, collective, or representative action (including but not limited to any representative action under any federal, state or local statute or ordinance). The requirement to arbitrate covers all Disputes (other than disputes which by statute are not arbitrable) including, but not limited to, claims, demands or actions under the Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Employee Retirement Income Security Act of 1974; Equal Pay Act; Family and Medical Leave Act of 1993; Title VII of the Civil Rights Act of 1964; Fair Labor Standards Act; Fair Employment and Housing Act; any other law, ordinance or regulation regarding discrimination or harassment or any terms or conditions of

employment; and any claim under tort, contractual, statutory, or constitutional law. There shall be one arbitrator who shall be jointly selected by the parties. If the parties have not jointly agreed upon an arbitrator within twenty (20) calendar days after respondent's receipt of claimant's notice of intention to arbitrate, either party may request AAA, or such other arbitration provider as to which the parties agree, to furnish the parties with a list of names from which the parties shall jointly select an arbitrator. If the parties have not agreed upon an arbitrator within ten (10) calendar days after the transmittal date of such list, then each party shall have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to AAA, or such other arbitration provider as to which the parties agree, which shall then select an arbitrator in accordance with the Rules. The place of arbitration shall be the United States Virgin Islands. By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, including, without limitation, with respect to the provisions of Section 14. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. The determination as to arbitrability shall be made by the arbitrator. A party who files in court a claim that is subject to arbitration hereunder shall, upon request by the other party, immediately withdraw or dismiss such claim. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. The arbitrator shall: (a) have authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator's essential findings and conclusions on which the award is based. The Company shall pay all administrative fees of AAA, or such other arbitration provider as to which the parties agree, in excess of $435 (a typical filing fee in court) and the arbitrator's fees and expenses. Each party shall bear its, his or her own costs and expenses (including attorney's fees) in any such arbitration and, at the conclusion of the arbitration, the arbitrator shall have the power to award to the prevailing party any and all costs and expenses incurred with respect to such arbitration, including without limitation, reasonable attorneys' fees, disbursements and costs. The prevailing party shall be determined based upon an assessment of which party's arguments or positions could fairly be said to have prevailed over the other party's arguments or positions on major disputed issues in the arbitration. Such assessment should include evaluation of the following: the amount of the net recovery; the primary issues disputed by the parties; whether the amount of the award comprises a significant percentage of the amount sought by the claimant; and the most recent settlement positions of the parties. In the event any portion of this arbitration provision is found unenforceable by a court of competent jurisdiction, such portion shall become null and void leaving the remainder of this arbitration provision in full force and effect. The parties agree that all information regarding the arbitration, including any settlement thereof, shall not be disclosed by the parties hereto, except as otherwise required by applicable law.

(c) In the event that a party seeks injunctive relief in aid of an arbitration, or if for any reason arbitration is unavailable, or if the Company seeks injunctive relief pursuant to Section 15(a) of this Agreement, the Employee irrevocably and unconditionally (1) agrees that any legal proceeding arising out of this Agreement shall be brought solely in the United States District Court for the United States Virgin Islands, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the United States Virgin Islands, (2) consents to the exclusive jurisdiction of such court in any such proceeding, and (3) waives any objection to the laying of venue of any such proceeding in any such court. The Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

16. Survival. The respective rights and obligations of the parties under this Agreement (including, but not limited to, under Sections 14 and 15) shall survive any termination of the Employee's employment or termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

17. No Mitigation or Set-Off. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, and such amounts shall not be reduced regardless of whether the Employee obtains other employment. The Company's and the Employer's obligations to make the payments provided for in this Agreement and otherwise to perform their respective obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or the Employer may have against the Employee or others.

18. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, or delivered by FEDEX or similar overnight courier service, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company or the Employer, to:

c/o Altisource Asset Management Corporation
5100 Tamarind Reef
Christiansted, VI 00820
Attn: Chair of the Compensation Committee

If to the Employee, to the most recent address on file with the Employer or to such other names or addresses as the Employer, or the Employee, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section. During the Term, any notice or other communications to the Employee shall be sufficient if in writing and delivered via email to the Employee's applicable Company email address.

19. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Employer shall withhold from any payments under this Agreement all federal, state, territorial and local taxes as the Employer is required to withhold pursuant to any law or governmental rule or regulation. The Employee shall bear all expense of, and be solely responsible for, all federal, state, territorial and local taxes due with respect to any payment received under this Agreement.

20. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

21. Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Employee under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Employee. The Employer may assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, and such rights and obligations shall inure to, and be binding upon, any successor to the business or any successor to substantially all of the assets of the Employer, as applicable, whether by merger, purchase of stock or assets or otherwise, which successor shall expressly assume such obligations, and the Employee acknowledges that in such event the obligations of the Employee hereunder, including but not limited to those under Section 15, will continue to apply in favor of the successor.

22. Company Policies. This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time with respect to officers of the Company.

23. Indemnification. In the event the Employee is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, by reason of the fact that the Employee is or was a director or officer of the Company, the Employee shall be indemnified by the Company, except to the extent such liability is attributable to the Employee's gross negligence or willful misconduct, and the Company shall pay the Employee's related expenses when and as incurred, to the fullest extent

permitted by applicable law and the Company's articles of incorporation and bylaws. During the Employee's employment with the Company and after termination of the Employee's employment for any reason, the Company shall cover the Employee under the Company's directors' and officers' insurance policy applicable to other officers and directors according to the terms of such policy. In case any action, proceeding or claim is brought against the Employee in respect of which the Employee seeks indemnification from the Employer, the Employer shall be entitled to participate in and, unless a conflict of interest exists between the Employee and the Employer with respect to such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the Employee. In the event that the Employer advises the Employee that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify the Employee, in writing, of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the Employee may, at his option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the Employer elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Employee's costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder, provided that the Company shall pay Employee's legal fees and expenses for his defense of any such action, claim or proceeding as such fees and expenses are incurred by Employee and Employee delivers invoices for such fees and expenses to the Company for payment. The Employee shall cooperate fully with the Employer in connection with any negotiation or defense of any such action or claim by the Employer and shall furnish to the Employer all information reasonably available to the indemnified party, which relates to such action or claim.

24. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Employee's employment or consultancy engagements by the Employer, including but not limited to the consulting agreement entered into by the parties via email dated August 3, 2023. This Agreement may be changed only by a written document signed by the Employee and the Employer.

25. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

26. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the United States Virgin Islands without regard to rules governing conflicts of law.

27. Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts, .pdf copy counterparts transmitted via email, or similar electronically signed counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

[Remainder of page intentionally left blank. Signature page(s) immediately follow.]

IN WI1NESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYER:

Altisource Asset Management Corporation

By: ____________________

Name: John A. Engerman

Title: Director and Chair, Compensation Committee

Date: April 24 2024

EMPLOYEE

By: ____________________

Name: William C. Erbey

Date: April 24 2024